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N / E / W / S   R / E / L / E / A / S / E



August 14, 1998

For more information, contact:
JAMES L. THRASH, SENIOR VICE PRESIDENT/CHIEF FINANCIAL OFFICER, 765-747-1390
OR
DOUG HARRIS, VICE PRESIDENT, INVESTOR SERVICES, 765-741-7278 http://firstmerchants.com


FIRST MERCHANTS ANNOUNCES
3-FOR-2 STOCK SPLIT AND DIVIDEND INCREASE


First Merchants Corporation (NASDAQ-FRME) has announced the declaration of a 3-for-2 split of its shares of outstanding common stock. The split was declared by the Corporation's Board of Directors at a meeting on August 11, 1998. Shareholders of record on October 16, 1998 are entitled to participate in the split. The effective date for shares to be issued pursuant to the split is October 23, 1998.

At the same meeting, the Board of Directors also approved an increase in quarterly dividend from $ .28 to $ .30 per share, payable September 18, 1998 to shareholders of record on September 4, 1998. The increase reflects the Board's long-term intent to raise dividend levels commensurate with earnings growth. Dividends have increased in each of the last sixteen years.

First Merchants Corporation is an east central Indiana bank holding company. Its subsidiaries include First Merchants Bank in Delaware County, Pendleton Banking Company in Madison County, First United Bank in Henry County, Union County National Bank, the Randolph County Bank, and First Merchants Insurance Services.

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System under the symbol "FRME" and is rated "A+" by Standard and Poor's Corporation. Quotations are carried in many daily newspapers and other financial publications and can be found on the company's Internet web page (http://firstmerchants.com). Eight brokerage firms make a market in First Merchants Corporation stock: City Securities Corporation; David A. Noyes and Company; NatCity Investments; Howe, Barnes & Johnson, Inc.; Herzog, Heine, Geduld, Inc.; Keefe, Bruyette & Woods, Inc.; McDonald & Co.; and
Robert W. Baird & Co., Inc.

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